Exhibit 5.4


                                                              18th November 2002


XL Capital Finance (Europe) plc                               Your reference
2 Lamb's Passage
London EC1Y 8YY

XL Capital Ltd                                                Our reference
XL House                                                      SME/DTF/JZZA
One Bermudiana Road                                           Direct line
Hamilton HM11                                                 020 7090 3247



Dear Sirs,


                 XL CAPITAL FINANCE (EUROPE) PLC (THE "COMPANY")

      We are acting as English counsel for XL Capital Finance (Europe) plc, a public limited company incorporated under the laws of England and Wales, in connection with the proposed registration of securities of XL Capital Ltd, debt securities of the Company and trust preferred securities of a special public business trust subsidiary of XL Capital Ltd in an aggregate amount of up to U.S. $1,500,000,000 pursuant to a registration statement on Form S-3 (the "Registration Statement") filed by XL Capital Ltd, the Company and the Trusts under the United States Securities Act of 1933, as amended. This letter sets out our opinion on certain matters of English law as at today's date.

      For the purposes of this opinion, we have examined copies of:

      (a)   the Form of Senior Notes Indenture of the Company;

      (b) the Form S-3 Registration Statement under the United States Securities Act 1933 dated 18th November, 2002; and

      (c) a certificate dated 18th November, 2002 of the Secretary of the Company (the "Secretary's Certificate") having annexed thereto:

            (i) a copy of the Memorandum and Articles of Association of the Company certified by the Secretary of the Company as a true, complete and up-to-date copy;

            (ii) a copy of the minutes of a meeting of the Board of Directors of the Company dated 29th August, 2001 and a copy of the minutes of a meeting of the Board of Directors dated 15th November, 2002 respectively certified by the Secretary of the Company as a true, complete and up-to-date copies.

      Expressions defined in the Indenture shall have the same meanings when used in this opinion.

      We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than England and Wales and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the United States of America. As to matters determined or affected by the laws of the State of New York or the laws of the United States of America, we refer you to the opinion dated 18th November, 2002 of Cahill Gordon & Reindel.

      In giving this opinion we have assumed, but taken no steps to verify:


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      (a)   that the Indenture and the Registration Statement (together the
            "Issue Documents") will constitute valid and binding obligations of the parties thereto under the laws of the State of New York, enforceable in accordance with their terms in competent courts of that jurisdiction;

      (b) the accuracy and completeness of all statements made in the Secretary's Certificate, a copy of the form of which is annexed to this opinion and the documents referred to therein and that such certificate and statements remain accurate and complete as at the date of this opinion;

      (c) the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform the terms of the Issue Documents;

      (d) the due execution and delivery by the parties thereto of the Issue Documents and that the Issue Documents have not been amended, restated or supplemented since the date of their execution and delivery;

      (e) that the meeting of the Board of Directors held on 29th August, 2001 and the meeting of the Board of Directors held on 15th November, 2002, at which the resolutions authorising the Company to enter into the Issue Documents were passed, were duly convened and held and such resolutions are a true record of the proceedings at such meetings and are in full force and effect and have not been and will not be amended, revoked or superseded;

      (f) that the conformity to original documents of all copy, proof and draft documents examined by us and that the copy of the Memorandum and Articles of Association of the Company examined by us (which is attached to the Secretary's Certificate) is complete, up-to-date and would, as at today's date, comply with Section 380 of the Companies Act 1985;

      (g) that there are no provisions of any laws of any jurisdiction outside England and Wales which would render the execution, delivery, issue or performance of the terms of the Issue Documents illegal or ineffective and that, insofar as any obligation under the Issue Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

      (h) that the information disclosed by our searches on 18th November, 2002 of the Companies House database (CH Direct) and on 18th November, 2002 and by telephone to the Central Registry of Winding-up Petitions in relation to the Company was then complete, up to date and accurate and has not since then been altered or added to and that such searches and enquiries did not fail to disclose any matters relevant for the purpose of this opinion;

      (i) that, except insofar as matters are on public record and are discoverable by making any of the searches referred to in (h) above, the Company has not passed any voluntary winding-up resolution or made any proposal for a voluntary arrangement under Part I of the Insolvency Act 1986, and that no petition has been presented to, or order made by, any competent authority for the winding-up, dissolution or administration of the Company and that no receiver, interim liquidator, administrative receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues;

      (j) that none of the parties to the Issue Documents has taken or will take any action in relation to the Securities (a) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of Section 19 of the Financial Services and Markets Act 2000 (the "FSMA") (within the meaning of the



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            FSMA) or (b) in consequence of anything said or done by a person in the course of carrying on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that Section;

      (k) that (except so far as permitted by Section 21 of the FSMA or applicable regulations or rules made under the FSMA) no agreement to engage in investment activity (within the meaning of Section 21(8) of the FSMA) in connection with any of the Securities has been or will be entered into in consequence of an unlawful communication (within the meaning of Section 30 of the FSMA);

      (l) that any party to any of the Issue Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the issue, offer and sale of the Securities;

      (m) that no amendment has been, or will be, made to any of the Issue Documents;

      (n) that the Securities will upon issue be duly executed and delivered and authenticated, in accordance with the provisions of the Indenture; and

      (o) that the Issue Documents have the same meaning and effect as if they were governed by English law.

      Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

2. The Company is a public limited company incorporated under the laws of England and Wales with power and authority to enter into and perform its obligations under the Issue Documents.

3. The execution of the Issue Documents by the Company and the exercise of rights and the performance of obligations which it may have under the Issue Documents have been authorised by all necessary corporate action on the part of the Company.

4. The execution of the Issue Documents by the Company and the exercise of any rights and the performance of any obligations which it may have under the Issue Documents:

      (a) are not prohibited by any law or regulation applicable to English companies generally or by the Memorandum and Articles of Association of the Company; and

      (b) do not require, under any law or regulation applicable to English companies generally, any approval, filing, registration or exemption.

5. The Indenture has been duly authorised by the Company and the English courts will treat the validity and binding nature of the obligations therein as being governed by the laws of the State of New York.

6. The securities have been duly authorised by the Company and, when duly authenticated in accordance with the terms of the Indenture and when issued, the English courts will treat the validity and binding nature of the obligations therein as being governed by the laws of the State of New York.

7. No consent, approval, authorisation, order, licence, registration or qualification of or with any English court or English governmental agency or English body is required for the issue and sale of the Securities or the consummation of the other transactions contemplated by the Issue Documents.



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8.    The service of process effected in the manner set forth in Section 117 of the Indenture, assuming its validity and effectiveness under New York law, will be effective, insofar as English law is concerned, to confer valid jurisdiction over the Company.

9. The Company has the power to submit, and has taken the necessary corporate action to submit, to the jurisdiction of any New York Court, and to appoint CT Corporation System as its authorised agent for the purposes and to the extent described in Section 117 of the Indenture.

Our reservations are as follows:

      (a) We express no opinion on European Union law as it affects any jurisdiction other than England and Wales.

      (b) Undertakings and indemnities contained in the Issue Documents may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

      (c) We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would necessarily be available in respect of any of the obligations contained in the Issue Documents.

      (d) The obligations of the Company under the Issue Documents will be subject to any laws from time to time in force relating to bankruptcy, insolvency, liquidation or administration or any other laws or legal procedures affecting generally the enforcement of creditors' rights.

      (e) We express no opinion as to the validity or the binding effect of any obligations of the Company insofar as they relate to the obligations of the Company under the conditions of the Securities which provide for payment by the Company of interest on overdue amounts. An English court would not give effect to such a provision if it could be established that the amount expressed as being payable was such that the provision was in the nature of a penalty (that is to say, a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained).

      (f)   If an English court assumes jurisdiction:

            (i)   It would not apply the laws of the State of New York, if:

                        (1) the laws of the State of New York was not pleaded and proved; or

                        (2) to do so would be contrary to English public policy or mandatory rules of English law.

            (ii) It may have to have regard to the law of the place of performance of any obligation under the Issue Documents which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

      (g) We have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion contained in the Registration Statement thereto or whether any material facts have been omitted from any of them.

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      (h)   This opinion is subject to any matters not disclosed to us.

      This opinion is to be construed in accordance with English law.

      This opinion is given to you for use in connection with the entry by the Company into the Issue Documents. It may not be relied upon by any other person (other than Cahill Gordon & Reindel in giving their opinion with respect to the Issue Documents and State Street Bank and Trust Company, as Trustee under the Indenture) or used for any other purpose and neither its contents nor its existence may be disclosed without our prior consent. We hereby consent to the reference to our firm in the Registration Statement under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission.

                                Yours faithfully,


                                /s/ Slaughter and May